EXHIBIT 12

	Six Months Ended	Years Ended December 31,
(Dollars in thousands)	June 30, 2015	2014	2013	2012	2011	2010

Ratios of Earnings to Fixed Charges

Including Interest on Deposits in Fixed Charges(1)	2.25	2.48	2.58	2.38	1.56	1.44
Excluding Interest on Deposits in Fixed Charges(2)	4.37	4.94	4.64	5.05	2.94	2.59

(a) Pre-tax income from continuing operations	$20,244	$45,507	$58,247	$47,048	$18,318	$16,035
(b) Interest expense on deposits*	10,241	19,185	20,859	22,482	23,372	26,316
(c) Interest expense on borrowings*	4,783	9,166	14,130	10,069	8,368	9,014
(d) Rent expense**	1,215	2,376	1,881	1,551	1,056	1,056

*                                                     Interest expense includes amortized premiums, discounts and capitalized expenses related to deposits and borrowings.

**                                              Consists of one-third of rent expense which approximates the interest rate component of rent expense.

(1)                                             ((a) + (b) + (c) + (d))/((b) + (c) +(d))

(2)                                             ((a) + (c) + (d))/((c) + (d))